AMENDMENT NO. 1
                            TO THE BE AEROSPACE, INC.
                             1996 STOCK OPTION PLAN
                      (As amended through August 15, 1997)

                  WHEREAS, BE Aerospace, Inc., a Delaware Corporation (the "Company") maintains the 1996 Stock Option Plan (the "Plan") in order to enhance the ability of the Company and its subsidiaries to (i) to attract and retain directors, employees, consultants or advisors, (ii) to reward such individuals for their contributions to the success of the Company and (iii) to encourage such individuals to take into account the long-term interests of the Company and its subsidiaries thorough ownership of shares in the Company's common stock, par value $.01 per share (the "Common Stock");

                  WHEREAS, the Plan provides that the Board of Directors of the Company (the "Board") may amend the Plan at any time to increase the maximum number of shares available under the Plan;

                  WHEREAS, the Board has authorized an increase in the number of shares of Common Stock available under the Plan by 700,000 to 2,650,000;

                  NOW, THEREFORE, effective as of August 4, 1999, the Company amends the Plan as follows:

                  1. Section 5(a) shall be amended by deleting "1,300,000" from the third line and replacing it with "2,650,000".

                  2. Except as set forth herein, the Plan is hereby ratified and confirmed in all respects.

                  IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of August 4, 1999.


                                        BE AEROSPACE, INC.



                                        By: /s/ Jeffrey P. Holtzman
                                           -------------------------------------
                                           Name: Jeffrey P. Holtzman
                                           Date: August 4, 1999